EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

          THIS AGREEMENT is made as of the 1st day of November 2005.

BETWEEN:

MANATRON, INC., a corporation incorporated under the laws of the State of Michigan, (the "Purchaser");

PLEXIS GROUP, L.L.C., a wholly owned subsidiary of Beam, Longest & Neff, LLC, an Indiana limited liability company (hereinafter referred to as the "Vendor")

- and -

BEAM, LONGEST & NEFF, LLC, an Indiana limited liability company (the "Shareholder").

          WHEREAS the Vendor carries on the business of software development, sales and marketing and support of property tax and assessment systems for counties in the State of Indiana;

          WHEREAS the Vendor desires to sell and the Purchaser desires to purchase certain of the assets and assume certain of the liabilities of the Vendor pertaining to the Business (as hereafter defined), upon and subject to the terms and conditions hereinafter set forth;

          AND WHEREAS, Shareholder owns all of the issued and outstanding equity interests of Vendor and joins in this Agreement to make certain covenants and to guaranty the prompt performance of Vendor's obligations under this Agreement.

          NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

1.0	INTERPRETATION

1.1	Definitions. In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(a)	"Accounts Receivable" has the meaning set out in Section 3.1(s).

(b)	"Agreement" means this agreement and all Schedules hereto and all amendments made hereto and thereto by written agreement between the Vendor and the Purchaser.

(c)	"Assets" means the assets referred to or described in Section 2.1 other than any Excluded Assets described in Section 2.2.

(d)	"Assumed Liabilities" has the meaning set out in Section 2.6.

(e)

"Business" means the business of developing, selling and supporting all of the Software products of the Vendor, including without limitation any products that are in the development stage or currently being supported by the Vendor. The Business includes all versions and modules of the Software.

(f)	"Business Day" means a day other than a Saturday, Sunday or statutory holiday in Michigan or Indiana.

(g)	"Claims" means all losses, damages, expenses, liabilities, claims and demands of whatever nature or kind including, without limitation, all reasonable legal fees and costs.

(h)	"Closing Date" means the date of this Agreement.

(i)

"Contracts" means any contract, lease (whether for personal property, real property or both), agreement, entitlement, commitment or license by which the Business is bound or pursuant to which the Vendor has any rights with respect to the Assets including, without limitation, all licenses, support and maintenance contracts applicable to the Software as outlined on Schedule C.

(j)	"Excluded Liabilities" has the meaning set out in Section 2.7.

(k)	"Intellectual Property" has the meaning set out in Section 2.1(a).

(l)	"Interim Date" means May 1, 2005 (six months prior to closing date).

(m)	"knowledge" means, with respect to Vendor, the actual knowledge of James Longest, Thomas Longest or Scott Stephens.

(n)	"Lien" means any security interest, mortgage, encumbrance, option, lien or charge of any kind created or suffered by Vendor.

(o)	"Net Tangible Assets(Liabilities)" are defined as the value of Tangible Assets less the value of Tangible Liabilities as of the close of business on the Closing Date and are set out in Schedule A.

(p)	"Note" has the meaning set out in Section 2.4.

(q)	"Purchase Price" has the meaning set out in Section 2.3.

(r)	"Retained Contracts" has the meaning set out in Section 2.8(a)

(s)	"Schedules" means those schedules listed in Section 1.5.

(t)

"Software" means all software and computer programs owned by or licensed to Vendor and used in connection with providing property tax, CAMA and GIS systems to governmental units, including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts related to the Business, and all other material related to the said computer programs, all as they exist at the Time of Closing, whether or not under development or as currently being marketed by the Vendor specifically with respect to the Business.

(u)

"Tangible Assets" means tangible assets of Vendor, including without limitation all equipment and other fixed assets, amounts prepaid or deposited with any third parties and accounts receivable other than the Bracken Foster receivable (which relates to the Bio Sentinel investment of Vendor).

(v)	"Tangible Liabilities" means tangible liabilities of Vendor, including without limitation all deferred maintenance and costs to complete accruals.

(w)	"Time of Closing" means 1:00 p.m. E.S.T. on the Closing Date.

1.2

Extended Meanings. In this Agreement words importing any gender include all genders, words importing the singular number include the plural and vice versa, and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

1.3

Accounting Principles. Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with generally accepted accounting principles, such reference will relate to the generally accepted accounting principles from time to time approved by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, or any successor institute, applicable as at the date on which such calculation or action is made or taken or required to be made or taken in accordance with generally accepted accounting principles.

1.4	Currency. All references to currency herein are to lawful money of the United States.

1.5	Schedules. The following are the Schedules attached hereto and incorporated by reference and deemed to be part hereof:

Schedule A - Net Tangible Assets(Liabilities); Schedule B - Software and Intellectual Property; Schedule C - Customer Listing and Contracts;

Schedule D - Hired Employees and Employment Agreement; and Schedule E - Promissory Note

2.0	SALE AND PURCHASE

2.1	Purchase and Sale of Software and Intellectual Property and Other Assets

(a)

Upon and subject to the terms and conditions hereof, the Vendor will sell, convey, assign and transfer in perpetuity to the Purchaser free and clear of all Liens, and Purchaser will purchase from the Vendor, as of and with effect from the Time of Closing, all of Vendor's right, title and interest in and to the following assets (the "Intellectual Property"), other than the Excluded Assets (as defined below):

(i)

All Software and all intellectual property rights in and to the Software, including without limitation the Software listed on Schedule B; provided that, Purchaser will not purchase the intellectual property rights in and to the Software related to Bio Sentinel;

(ii)	All intellectual property listed on Schedule B;

(iii)

All other intellectual property of the Vendor relating primarily to the Business existing as of the Time of Closing and used or currently being developed for use by the Vendor primarily in connection with the Business, whether registered or unregistered, including without limitation:

a)

Copyrights. All copyrights in the Software owned by the Vendor and used primarily in connection with the Business, including without limitation, all copyrights in and to the Software and all applications and registrations of such copyrights;

b)

Trademarks. All trade-marks, trade-names, service marks, brand names, logos or the like owned by the Vendor and used primarily in connection with the Business, including, without limitation, those listed on Schedule B, whether used in association with wares or services, and all associated goodwill and all applications, registrations, renewals, modifications and extensions of such trade-marks; provided, however, that Vendor shall have up to sixty (60) days after the Closing Date to change its name to a name not involving the word "Plexis";

c)	Patents. All patents, patent applications and other patent rights, if any, of the Vendor that are used primarily in connection with the Business, including, without limitation,

those listed on Schedule B, including without limitation divisional and continuation patents;

d)	Name. All of the Vendor's rights in the names associated with the products listed on Schedule B;

e)

Technology. All technology created, developed or acquired by the Vendor in connection with the Software that is used primarily in connection with the Business whether or not patented or patentable and whether or not fixed in any medium whatsoever, including without limitation, all inventions, know how, techniques, processes, procedures, methods, trade secrets, research and technical data, records, formulae, designs, sketches, patterns, specifications, schematics, blue prints, flow charts or sheets, equipment and parts lists and descriptions, samples, reports, studies, findings, algorithms, instructions, guides, manuals, and plans for new or revised products and/or services; and

f)

Licenses. All licenses, sub-licenses and franchises related to the Vendor and the Business in which the Vendor and the Business is a licensee or a licensor of intellectual property of a nature described in paragraphs (a)-(e) above; and

iv)

For greater certainty, all of the Vendor's rights to develop, modify, market, sell, distribute, license and install the current and any future releases of the Software and Intellectual Property as outlined in Schedule B.

(b)

In addition to the assets set forth in Section 2.1(a), upon and subject to the terms and conditions hereof, the Vendor will sell, convey, assign and transfer to the Purchaser, free and clear of all Liens, and the Purchaser will purchase from the Vendor, as of and with effect from the Time of Closing, all of Vendor's right, title and interest in and to the other assets of the Business (other than the Excluded Assets), including but not limited to the following:

(i)	Net Tangible Assets(Liabilities). The Tangible Assets included in Net Tangible Assets(Liabilities), the details and specifics of which are included in Schedule A;

(ii)

Contracts. The right, title and interest of the Vendor to and under all Contracts and all other agreements, engagements, commitments and other rights of or pertaining to the Business or to customers of the Vendor, whether written or oral, including without limitation those Contracts, agreements, engagements, commitments and rights detailed in Schedule C;

(iii)

Warranty Rights. The full benefit of all representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and the like and all security therefor received by the Vendor on the purchase or other acquisition of any part of the Assets purchased under this Agreement;

(iv)

Records. Photocopies of all books, records or files relating to the Business including, without limitation all financial, production, personnel (where allowed under Michigan State law), sales and customer records, exclusive of vendor's tax returns; and

(c)

Vendor hereby acknowledges that the Purchase Price payable by Purchaser to Vendor in accordance with the provisions of this Article 2 represents the full and final payment due to Vendor from Purchaser in respect of the purchase of the Assets. From and after the Time of Closing the Vendor hereby:

(i)	surrenders all its right, title and interest in and to the Assets;

(ii)	waives all moral rights in the Software and Intellectual Property; and

(iii)	releases the Purchaser from any and all claims which the Vendor now or in the future may have with respect to the Assets.

2.2	Excluded Assets. Vendor shall not sell, transfer or assign, and Purchaser shall not purchase, the following assets (the "Excluded Assets"):

(a)	Vendor's property rights with respect to any software related to Bio Sentinel;

(b)	Vendor's accounts receivable from Bracken Foster;

(c)	Cash; and

(d)

The charter, minute book, any qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, entity ownership records and tax returns of Vendor and other similar books and records originals of which Vendor is required to maintain under applicable law and copies of records that are reasonably required by Vendor or any of its affiliates to permit the preparation of financial statements, tax returns or other filings or reports to be made after the closing or to otherwise comply with any applicable law.

2.3

Purchase Price and Allocation Thereof. The purchase price payable by the Purchaser to the Vendor for the Assets (such amount being hereinafter referred to as the "Purchase Price") will be $1.0 million. Vendor and Purchase shall cooperate to determine an appropriate allocation of the Purchase Price for tax purposes consistent with the principle that all of the Purchase Price other than amounts clearly allocable to accounts receivable will be allocated to the value of assets eligible for capital gains treatment.

2.4

Payment of Purchase Price. A certified check, bank draft or wire transfer in the amount of $600,000 shall be payable to the order of the Vendor at the Time of Closing and shall be applied against the Purchase Price. Purchaser shall deliver a promissory note (the "Note") for the remaining purchase price of $400,000 in the form of Schedule E. The Note will provide for payment of principal in $200,000 instalments on November 1, 2006 and 2007. Simple interest provided in the Note will accrue at a floating rate equal to 2% over the rate quoted and announced from time to time by National City Bank as its "prime rate" and shall be paid quarterly in arrears on each February 1, May 1, August 1 and November 1 until the entire principal balance is paid, beginning February 1, 2006. The Purchaser shall have the option in the Note to prepay unpaid principal and accrued interest with no related penalty. Amounts due to Vendor under the Note will not be subject to any setoff by Purchaser with respect to any obligation or alleged obligation of Vendor under this Agreement or otherwise.

2.5

Determination of Amounts; Elections. The Vendor and the Purchaser covenant and agree with each other that the Purchase Price shall be allocated among the Assets in accordance with the provisions of Section 2.3. The Vendor and the Purchaser agree to cooperate in the filing of such elections under the Internal Revenue Code and similar tax statutes in the United States or any other jurisdiction as may be necessary or mutually desirable to give effect to such allocation for tax purposes. The Vendor and the Purchaser agree to prepare and file their respective tax returns in a manner consistent with the aforesaid allocations and elections.

2.6

Assumption of Obligations and Liabilities. Except as otherwise expressly provided herein, the Purchaser will assume, fulfill and perform only those executory obligations and liabilities of the Vendor that arise under the Contracts and other commitments specifically described in Schedule C (or pursuant to which Vendor has possession of any leased assets conveyed to Purchaser by Vendor and shown on Schedule A) and that arise or are to be performed after the Time of Closing (the "Assumed Liabilities").

2.7	Obligations and Liabilities Not Assumed.

(a)

Except for the Assumed Liabilities, Purchaser will not assume or become liable for any obligations, commitments, or liabilities of Vendor whether known or unknown, absolute, fixed, or contingent, whether or not disclosed to Purchaser in this Agreement, the Schedules, or otherwise, whether or not imposed upon Purchaser as a successor under applicable law, and whether or not related to the Assets (the obligations and liabilities not expressly assumed by Purchaser hereunder will be retained by Vendor or an affiliate of Vendor, as applicable, and are referred to in this Agreement as the "Excluded Liabilities"). For greater certainty and without limiting the foregoing, the Purchaser will not assume any obligation or liabilities of the Vendor (i) to the IRS or any taxing authority, withholding taxes, claims for overtime, insurance, income taxes, earned but unpaid vacation, pre-closing accounts payable or other accrued expenses, (ii) associated with the Asset Purchase Agreement dated May 7, 2003 by and between Vendor and Resource Information Associates, Inc. or (iii) with respect to the Lease dated January 3, 2000 between Shareholder and Vendor (except for the obligation to reimburse and indemnify Vendor undertaken in Section 7.1).

(b)

Purchaser will not be hiring all employees of Vendor. Those employees who will be hired by Purchaser are outlined in Schedule D. Vendor will continue to be responsible for and will discharge all obligations and liabilities for wages, severance or termination of employment including without limitation vacation pay, accrued to the Closing Date in respect of all employees of the Business. With respect to those employees listed in Schedule D hereof, the Purchaser assumes and will discharge all such obligations and liabilities accruing after the Closing Date. Upon request by Purchaser, Vendor shall release those employees listed in Schedule D hereof from any noncompete obligation they have to Vendor which would prevent them from being employed by Purchaser.

2.8	Restrictions on Assignment and Retained Contracts.

(a)	Nothing contained in this Agreement shall be construed as an assignment or an attempt to assign:

(i)	any permit to be assigned to Purchaser hereunder which, as a matter of law, is not assignable without the approval of the granting body unless such approval shall have been given;

(ii)

any Contract to be assigned to Purchaser hereunder which, as a matter of law, is not assignable without the consent of the other party or parties thereto unless such consent shall have been given (a "Retained Contract"); or

(iii)

any claim or demand thereunder or under any right of action or chose in action as to which all the remedies for the enforcement thereof enjoyed by the Vendor, would not, as a matter of law, pass to Purchaser as an incident of the transfers to be made under this Agreement.

(b)

With respect to any Retained Contract, Vendor shall cooperate with Purchaser to cause such Retained Contracts to be cancelled by Vendor or performed indirectly or directly by Purchaser on behalf of Vendor or take such other action with respect to such Retained Contracts as Purchaser shall reasonably request.

2.9

Substitution and Subrogation. To the extent not otherwise prohibited the conveyance of the Assets to Purchaser, its successors and permitted assigns, hereunder is with full rights of substitution and subrogation of Purchaser, its successors and permitted assigns, in and to all covenants and warranties by others heretofore given or made in respect of the Assets or any part thereof.

3.0	REPRESENTATIONS AND WARRANTIES

3.1	Vendor's Representations and Warranties. Vendor represents and warrants to the Purchaser that:

(a)	Existence. Vendor is duly organized and existing under the laws of its jurisdiction of organization.

(b)

Authority. The Vendor has good and sufficient power, authority and right to enter into and deliver this Agreement and to transfer the legal and beneficial title and ownership of the Assets to the Purchaser, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement have been duly and validly authorized and approved by all necessary legal action on the part of the Vendor.

(c)	Binding Agreement. This Agreement and all other agreements, documents and instruments to be executed by the Vendor constitute a valid and legally binding obligation of the Vendor.

(d)

No Options. There is no contract, option or any other right of another binding upon the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Assets other than pursuant to the provisions of this Agreement.

(e)	No Conflict. Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Vendor will result in the violation of:

(i)	any of the provisions of the Vendor's articles of organization or operating agreement;

(ii)	subject to obtaining any required consent or approval, any agreement or other instrument to which the Vendor is a party or by which the Vendor is bound, or

(iii)	any applicable law, rule or regulation.

(f)

Interim Period. Since May 1, 2005, the Business has been carried on in its usual and ordinary course and the Vendor has not entered into any transaction (including without limitation any transfer or sale of assets) out of the usual and ordinary course of the Business - such transactions being defined as transactions involving amounts in excess of $100,000 individually or in the aggregate.

(g)

Intellectual Property. Schedule B sets forth a full, complete and true list of the Intellectual Property. The Vendor is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Liens), the Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof. To the Vendor's knowledge, there is no and has not been any unauthorized use, infringement or misappropriation of any of the Intellectual Property by any person, current or former employee or other third party.

(h)	Software.

(i)

To the knowledge of the Vendor, the Software was written and otherwise created only by persons who at the time they wrote and created the Software, were either employees of the Vendor or of a company that the Vendor later acquired, or they were contractors who assigned their intellectual property rights in the Software to the Vendor or any company acquired by the Vendor pursuant to written agreements;

(ii)

Except as detailed in Schedule B, the Software neither contains nor embodies nor uses nor requires any third party software, including without limitation development tools and utilities, and the Software, together with any third party programs, contains all materials necessary for the continued maintenance and development of the Software in the manner the Vendor conducted the Business through the Time of Closing;

(iii)

Copies of any and all license, distribution and maintenance agreements for the third party programs identified on Schedule C have been provided by the Vendor to the Purchaser, except in respect of third party programs that are shrinkwrapped software and that were purchased off-the-shelf by the Vendor in order to be passed through to the Vendor's customers or to be used by the Vendor;

(iv)	To the knowledge of the Vendor, the source code for the Software has not been delivered or made available to any person and the

Vendor has not agreed to or undertaken to or in any other way promised to provide such source code to any person. The source code is currently stored only in the Vendor's premises. The sale of the Assets of the Vendor resulting from the transactions contemplated by this Agreement will not entitle any customer to obtain a copy of the source code for the Software;

(v)

To the knowledge of Vendor, there are no material problems or defects in the Software including without limitation bugs, logic errors or failures of the Software that prevent the Software from operating as described in their related documentation or specifications, and, except for such disclosed problems or defects, the Software operates in accordance with its documentation and specifications and has no other known problems or defects; and

(vi)	Vendor has made no commitments to enhance or improve the Software, although Vendor has communicated to customers that additional versions of the Software are in development.

(i)

Third Party and Customer Contracts. The Contracts represent in each case the entire agreement of the Vendor and the respective parties to such contracts. To the knowledge of Vendor, all Contracts (including without limitation the related RFP's and proposals) are not in default or breach and there exists no condition, event or act that, with the giving of notice or lapse of time or both, would constitute such a default or breach. All Contracts are in full force and effect without amendment thereto and the Vendor is entitled to all benefits thereunder, and, to the knowledge of the Vendor, the Vendor has performed all obligations required to be performed by it under the Contracts. The Vendor does not know and has not received notice of the intention of any customer to make any warranty claims in respect of the Software or to terminate any customer. The Vendor has made no commitments to release or develop any updates, versions or releases of the Software except as may be provided in such customer Contracts, although Vendor has communicated to customers that additional versions of the Software are in development.

(j)

Infringement. To Vendor's knowledge, the Intellectual Property does not infringe upon or violate any intellectual property right, including without limitation copyrights, patents, trade secrets or other proprietary rights, of any third party. Vendor has not received notice of any actions, suits, proceedings or judgments (whether or not purportedly on behalf of the Vendor) and, to the knowledge of the Vendor, no such actions, suits, proceedings or judgments are threatened, adversely affecting the Software or Intellectual Property, including without limitation any claims that the registrations and marks of Vendor are invalid or unenforceable.

(k)	Litigation. There are no actions, suits, proceedings or judgments (whether or not purportedly on behalf of the Vendor) pending or, to the knowledge of the Vendor, threatened against or adversely affecting, or which could adversely affect the Business or the Assets or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any lien, charge, encumbrance or any other right of another against the Assets, except that Vendor has been threatened with a lawsuit by DoxTek over an alleged violation of a noncompetition obligation.

(l)

Orders. To the knowledge of Vendor, there are no outstanding orders, notices or similar requirements directed specifically to the Business or to the Assets issued by any building, environmental, fire, health, labor or police authorities or from any other federal, state or municipal authority including without limitation, occupational health and safety authorities and there are no matters under discussion with any such authorities relating to such orders, notices or similar requirements.

(m)

Title; No Encumbrances. The Vendor owns good and marketable title to the Assets and is transferring to Purchaser pursuant to this Agreement such title as Vendor has to the Assets free and clear of all Liens and any other rights of others created by or known to Vendor (subject in both respects in the case of leased or licensed Assets to the terms of the applicable leases or licenses pursuant to which Vendor holds such Assets).

(n)	Guarantees. The Vendor is not a party to or bound by any guarantee, indemnification, surety or similar obligation pertaining specifically to the Business.

(o)

No Royalties. The Vendor is not a party to or bound by any contract or any commitment to pay any royalty, licence fee or management fee pertaining to the Business, other than with respect to Autodesk's Map Guide software to the extent it is used in connection with the "effiniti" Software.

(p)

Compliance With Rules. To the knowledge of Vendor, the Business has been and is conducted in compliance with all applicable laws, rules, regulations, notices, approvals and orders of the United States and each state in which the Vendor conducts business. The Vendor is duly licensed, registered, qualified or incorporated in such states, to carry on its business as now conducted and to own its Assets, and all such licenses, registrations and qualifications are valid and subsisting and in good standing and, to the knowledge of Vendor, none of the same contains any term, provision, condition or limitation which has or may have an adverse effect on the operation of the Business or which may be affected by the completion of the transactions contemplated hereby.

(q)

Internal Software Use Compliance. The Vendor has full and proper licenses for any and all third party software products used and installed on its employee systems and network hardware. The Vendor will provide actual licensing documents to the Purchaser upon closing.

(r)

No Brokers. The Vendor has not engaged any broker or finder in connection with the transactions contemplated by this Agreement, and no such person or entity is entitled to any fee or other compensation with respect to this Agreement or the transactions it contemplates.

(s)

Accounts Receivable. All accounts receivable of Vendor reflected in Schedule A (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed or to be performed by Vendor. Vendor will use its best efforts to assist Purchaser to collect any account receivable that Purchaser is unable to collect after reasonable efforts, provided that Vendor shall not be required to incur any cost or expense in rendering such assistance.

(t)

Full Disclosure. No representation or warranty of the Vendor in this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein, in light of the circumstances under which made, not misleading. The Vendor has disclosed to the Purchaser all events, conditions or facts related to the Business and known to the Vendor which materially affect the condition (financial or otherwise) or business of the Business.

(u)

Product and Service Warranties and Liabilities. There are no claims outstanding to return products by reason of alleged overshipments, defective merchandise, or otherwise, and there is no proceeding pending or to Vendor's knowledge threatened against the Business under any product warranty nor is there any basis upon which any claim could validly be made.

(v)

Customers and Suppliers; Certain Relationships. To the knowledge of Vendor, the relationships with the customers of the Business are commercially sound, there has not been any adverse change or development in the business relationship with such customer or supplier, and such an adverse change or development could not reasonably be anticipated as a result of the consummation of the transactions contemplated by this Agreement. Except for the landlord for the leased premises currently occupied by Vendor or the ownership of less than 5% of publicly-held companies that supply goods or services to the Business, neither Vendor nor any of its affiliates is an owner, shareholder, creditor or agent of, or consultant or lender to, any person engaged in a business that acts as a supplier of any goods or services to the Business or any part of which is in actual or potential competition with the Business.

3.2	Purchaser's Representations and Warranties. The Purchaser represents and warrants to the Vendor that:

(a)	Purchaser is a public corporation, duly incorporated, organized and existing under the laws of its jurisdiction of incorporation;

(b)

Purchaser has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by it contemplated hereunder, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement have been duly and validly authorized and approved by all necessary legal action;

(c)

This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable to the extent of the rights, interests and obligations as set forth herein, in accordance with its terms; and

(d)	Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Purchaser will result in the violation of:

(i)	any of the provisions of its charter documents or by-laws,

(ii)	any agreement or other instrument to which it is a party or by which it is bound, or

(iii)	any applicable law, rule or regulation.

3.3

Survival of Representations, Warranties and Covenants. The representations and warranties of each of Vendor and Purchaser set forth in this Agreement will survive the completion of the sale of the Assets herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the other party for one (1) year after the Closing Date. No investigations made by or on behalf of a party at any time, nor any disclosure of information made to a party (except as set out in this Agreement and the Schedules hereto), shall have the effect of waiving, diminishing the scope or otherwise affecting any representation or warranty made by the other party.

4.0	INDEMNIFICATION

4.1	Indemnification by Vendor. Vendor shall indemnify, save, hold harmless, discharge and release the Purchaser from and against any and all Claims arising from or based on:

(a)	subject to Section 3.3, any inaccuracy or breach in any representation or warranty made by the Vendor in this Agreement;

(b)	any Excluded Liabilities;

(c)	any claims against Purchaser by creditors of Vendor or of any affiliate of Vendor (except with respect to the Assumed Liabilities);

(d)	any use of the Assets or ownership or operation of the Business before the Time of Closing;

(e)

any Claims of any employees for unpaid wages or compensation or accrued and unpaid vacation pay, or Claims respecting unpaid employer contributions (if any) including without limitation to worker's safety insurance, pension premiums and other source deductions or employment benefits respecting the employment of such employees by the Vendor prior to the Time of Closing and any and all costs incurred by Purchaser in the event of a determination by any governmental authority or court that, the Purchaser is responsible for employer obligations prior to the Time of Closing; or

(f)	the enforcement of indemnification rights under this Section 4.1.

4.2	Indemnification by Purchaser. Purchaser shall indemnify, save, hold harmless, discharge and release the Vendor from and against any and all Claims arising from or based on:

(a)	subject to Section 3.3, any breach in any representation or warranty made by the Purchaser in this Agreement;

(b)	any breach of any covenant of the Purchaser set forth in this Agreement;

(c)	any Assumed Liabilities;

(d)

any Retained Contracts, and any failure to obtain from the parties to all Contracts any required consent to the assignment of the Vendor's interest in such Contracts to the Purchaser as of the Time of Closing;

(e)	any use of the Assets or ownership or operation of the Business on or after the Time of Closing; and

(f)	the enforcement of indemnification rights under this Section 4.2.

4.3

Limitation on Indemnification. The following limitation will apply with regard to the Claims for which the Vendor or the Purchaser would otherwise have indemnification obligations under this Agreement: except as otherwise specified herein, the indemnities set forth in this Agreement with respect to a party shall not apply until the aggregate of all Claims respecting such party total more than $25,000, in which event the indemnities under this Agreement shall apply to all Claims brought under this Agreement respecting such party and not only those Claims which in the aggregate are in excess of $25,000. Notwithstanding the foregoing, the limitation set out above does not apply to Claims of any amount arising from fraud or fraudulent misrepresentation.

4.4

Notice; Right to Defend. Each party shall give prompt written notice to the other of the assertion or commencement of any Claim in respect of which indemnity is or may be sought hereunder, other than Claims in which the parties are litigating claims against each other. The indemnifying party shall have the right and obligation to assume the defense or settlement of any third-party Claim in respect of which it is obligated to provide indemnity hereunder; provided, however, that the indemnifying party shall not settle or compromise any such Claim without the indemnified party's prior written consent thereto, unless the terms of such settlement or compromise discharge and release the indemnified party from any and all liabilities and obligations thereunder. Notwithstanding the foregoing: (i) the indemnified party at all times shall have the right, at its option and expense, to participate fully in the defense or settlement of such Claim; and (ii) if the indemnifying party does not proceed diligently to defend or settle such Claim within 20 days after its receipt of notice of the assertion or commencement thereof, then (a) the indemnified party shall have the right, but not the obligation, to undertake the defense or settlement of such Claim for the account and at the risk of the indemnifying party, and (b) the indemnifying party shall be bound by any defense or settlement that the indemnified party may make as to such Claim. Each party shall cooperate fully in defending or settling any third-party Claim, and the defending or settling party shall have reasonable access to the books and records and personnel of the other party that are relevant to such Claim.

4.5	Resolution of Disputes.

(a)

Other than with regard to Article 6.0 hereof or with regard to the Note, with respect to any other dispute or disagreement hereunder, either party may initiate negotiations by providing written notice to the other party, setting forth the subject of the dispute and the relief requested. The recipient shall respond in writing within seven (7) days of receipt with its position and recommended solution to the dispute. If the dispute is not resolved by this exchange of correspondence, then representatives of each party with full settlement authority shall meet at a mutually agreeable time and place within thirty (30) days of the date of the initial notice, to attempt to resolve the dispute. If the dispute has not been resolved by negotiation as provided herein within thirty (30) days from receipt of the initial notice, the parties shall attempt to settle the dispute through mediation under the Commercial Mediation Rules of the American Arbitration Association, or its successor, in effect on the date of this Agreement. The parties shall jointly appoint a mutually acceptable mediator. If the dispute is not resolved by mediation within sixty (60) days after the filing of this request for mediation, either party may request arbitration as set forth herein.

(b)

Subject to clause (j) hereof, any controversy or claim arising out of or relating to this Agreement or the breach hereof involving only a claim as between the parties hereto, shall be settled by arbitration in accordance with commercial rules of the American Arbitration Association ("AAA"). Arbitration proceedings conducted pursuant to this Section 4.4 shall be held in Grand Rapids, Michigan if arbitration is requested by Vendor, or in Indianapolis, Indiana if arbitration is requested by Purchaser, or in such other location as the parties may agree.

(c)

Arbitrations shall be conducted by a single arbitrator (the "Arbitrator") selected at random from a list of arbitrators maintained in the office of the AAA in Michigan or Indiana, as applicable. The Arbitrator must be a person experienced in corporate law or the law of mergers and acquisitions and must have served as an arbitrator in at least one prior commercial arbitration involving primarily questions of commercial or corporate law conducted under the AAA rules. The Arbitrator may not be a person who ever has been an affiliate of or attorney for any party or for any of their respective affiliates.

(d)

The parties shall allow and participate in discovery in accordance with the Federal Rules of Civil Procedure for a period of 90 days after the filing of an answer or other responsive pleading. Unresolved discovery disputes may be brought to the attention of the Arbitrator for resolution.

(e)

Any provisional remedy that would be available from a court of law shall be available from the Arbitrator to the parties pending arbitration. Any party may, without inconsistency with the Agreement, apply to any court of proper jurisdiction and seek injunctive relief to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved.

(f)

The Arbitrator's award shall be made in writing and shall make written findings of fact and conclusions of law. The Arbitrator shall have no authority to award punitive or other damages not measured by the prevailing party's actual damages and may not, in any event, make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement. Judgment on any arbitration award may be entered by the Arbitrator or by any party in any court having jurisdiction thereof. No party or Arbitrator may disclose the existence, content, or results of any arbitration or arbitration award without the prior written consent of both parties except to the extent necessary to enter and enforce a judgment based upon such an award.

(g)

The award of the Arbitrator shall be final and not subject to appeal. Each party hereby waives the benefit of any applicable law which would permit it to appeal the decision of the Arbitrator to any court or other authority.

(h)

All fees and expenses of the arbitration shall be borne by the parties equally. However, each party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proofs. Notwithstanding the foregoing, the Arbitrator shall be entitled to tax and assess costs against any party (including the fees of attorneys and arbitrators) to the extent that the Arbitrator finds that such party's claim or any portion thereof was unreasonable, speculative or primarily for the purpose of delaying the exercise of rights by the prevailing party.

(i)

The Arbitrator may apportion the costs of the arbitration, including the reasonable fees and disbursements of the Arbitrator and the legal costs and disbursements of the parties, between or among the parties in such manner as the Arbitrator considers reasonable. In determining the allocation of these costs, the Arbitrator will invite submissions as to costs and may consider, among other things, any offer of settlement made by any party during the course of the arbitration.

(j)

The provisions of this Section 4.5 shall survive termination of this Agreement. Any dispute regarding the applicability of this Section 4.5 to a particular claim or controversy shall be arbitrated as provided in this Section 4.5.

(k)	The provisions of this Section 4.5 shall not apply to matters relating, in whole or in part to Article 6.0.

5.0	CLOSING

5.1

Transfer of Possession. This Agreement shall operate, without further act or formality, as a transfer to Purchaser for all purposes as at the Time of Closing of the Assets transferred and acquired hereunder and as an assumption by Purchaser of the Assumed Liabilities. The Vendor shall forthwith and from time to time hereafter execute and deliver to Purchaser all deeds, transfers, assignments and other instruments in writing and further assurances as Purchaser or its counsel shall reasonably require from the Vendor to effectuate such acquisition and transfer. The Purchaser shall forthwith and from time to time hereafter execute and deliver to Vendor all instruments in writing and further assurances as Vendor or its counsel shall reasonably require from the Purchaser to effectuate such assumption.

5.2	Deliveries by Vendor. Vendor shall deliver the following to Purchaser:

(a)

an assignment and bill of sale that is sufficient to transfer to Purchaser title to the Assets in accordance with this Agreement, and releases and assignments of Software and Intellectual Property in favor of the Purchaser in a form reasonably satisfactory to the Purchaser;

(b)	any written consents of third parties and governmental entities obtained by Vendor with respect to the transfer of the Assets to the Purchaser;

(c)	employment agreements entered into with Thomas Longest and Scott Stephens, substantially in the form attached as Schedule D; and

(d)

a certificate signed by the Vendor attesting that the Vendor no longer retains any copies of the Software, except for copies required to complete and discharge the obligations of the Vendor as expressly permitted in this Agreement or in writing by Purchaser.

5.3	Deliveries by Purchaser.

(a)	an assumption agreement that is sufficient for the Purchaser to assume the Assumed Liabilities;

(b)	employment agreements entered into with Thomas Longest and Scott Stephens, substantially in the form attached as Schedule D; and

(c)	the Note.

5.4

Non-Fulfilment of Conditions. If either Vendor or Purchaser fails to deliver any item that is required by Sections 5.2 or 5.3 at the Time of Closing but the other party elects to sign and close this Agreement, then the party so electing to sign and close this Agreement may not make a claim for indemnification based upon the other party's failure to deliver any item required by Sections 5.2 or 5.3.

6.0	NON-COMPETITION; NON-DISCLOSURE

6.1	Noncompetition. Vendor and Shareholder each agree that for a period of five (5) years from the Closing Date:

(a)

Vendor and Shareholder, respectively, will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of (exclusive of holding 5% or less of the shares of a publicly traded company with which the Vendor is otherwise not associated), be associated with, or in any manner connected with, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Business or the Assets purchased by Purchaser, anywhere within North America. Vendor and Shareholder each agree that this covenant is reasonable with respect to its duration, geographical area, and scope.

(b)

In the event of a breach by Vendor or Shareholder of any covenant set forth in Section 6.1(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach; and

(c)

Vendor and Shareholder, respectively, will not, at any time during or after the five year period, disparage Purchaser or any of its subsidiaries, shareholders, directors, officers, employees, or agents.

6.2	Non-Disclosure by Vendor or Shareholder.

(a)

Vendor acknowledges and agrees that all Confidential Information known or obtained by Vendor, whether before or after the Closing Date, is the property of Purchaser or the property of Vendor that was sold to Purchaser as part of the Assets. Shareholder hereby waives all of its rights to all Confidential Information known or obtained by Shareholder, whether before or after the Closing Date, and to the extent it still has any rights (ownership rights or others) in any Confidential Information, hereby transfers such rights to Purchaser in consideration for Purchaser entering into this Agreement. Therefore, Vendor and Shareholder each agrees that it will not, at any time, disclose to any unauthorized persons or use for its own account or for the benefit of any third party any Confidential Information, without Purchaser's written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Vendor's fault, Shareholder's fault or the fault of any other person bound by a duty of confidentiality to Purchaser, Vendor or Shareholder.

(b)	For purposes of this Section 6.2, "Confidential Information" includes each of the following:

(i)

any and all versions of the software and related documentation owned or marketed by the Business or used internally by the Business, including without limitation all related algorithms, concepts, data, designs, flowcharts, ideas, programming techniques, specifications and source code listings;

(ii)	all Developments (as defined below);

(iii)

information regarding the Business' or Purchaser's business operations, methods and practices, including without limitation marketing strategies, product pricing, margins and hourly rates for staff and information regarding the financial affairs of the Business or Purchaser;

(iv)

the names of the Business' and Purchaser's clients and the names of the suppliers of computer services and software to the Business or Purchaser, and the nature of the Business' or Purchaser's relationships with these clients and suppliers; provided, however, that confidential information shall not include any such names and the nature of these relationships with respect to clients and/or suppliers of the Business that also are clients and/or suppliers of Vendor or of Shareholder or Beam, Longest & Neff, Inc. following the Closing Date;

(v)

technical and business information of or regarding the clients of the Business or Purchaser obtained in order for the Business or Purchaser to provide such clients with software products and services, including without limitation information regarding the data processing requirements and the business operations, methods and practices and product plans of such clients; and

(vi)

any other trade secret or confidential or proprietary information in the possession or control of the Business or Purchaser, but Confidential Information does not include information which is or becomes generally available to the public without such Vendor's fault or which such Vendor can establish, through written records, was in its possession prior to its disclosure to such Vendor as a result of such Vendor's involvement with the Business or Purchaser.

(c)	For purposes of this Section 6.2, "Developments" include each of the following:

(i)

software, documentation, data, designs, reports, flowcharts, trade-marks, specifications and source code listings, and any related works, including without limitation any enhancements, modifications, or additions to the Software;

(ii)

inventions, devices, discoveries, concepts, ideas, algorithms, formulae, know-how, processes, techniques, systems and improvements, whether patentable or not, developed, created, generated or reduced to practice by the Vendor, alone or jointly with others, during its involvement with the Business or Purchaser; and

(iii)

Notwithstanding the foregoing, the Vendor may retain copies of programming tools, if any, and the related source code that it has developed (collectively the "Tools") and shall have the personal, non-transferable right to use the Tools in the United States to develop other software; provided, however, that the Vendor shall not (i) use the Tools to develop any fund accounting, payroll or utility billing software for federal, state and local governments; and/or (ii) use the Tools to develop any product or service that competes with the current tax products or services provided by the Business.

6.3

Non-Disclosure by Purchaser. The Purchaser agrees that it will not, directly or indirectly, disclose, divulge or communicate orally, in writing or otherwise any confidential information of Vendor (other than any confidential information that relates primarily to the Business) disclosed in conjunction with the entering into of this Agreement and the transactions hereunder.

6.4

Exclusions. Notwithstanding anything to the contrary, Sections 6.2 and 6.3 of this Agreement shall not apply to any confidential information that (a) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the receiving party; (b) is independently developed by the receiving party without reliance in any way on the confidential information provided by the disclosing party; (c) is disclosed to the receiving party by a third party who is not bound by any duty of confidentiality owed to the disclosing party; or (d) is required to be disclosed by law, or governmental, judicial or legal process.

6.5

Non-Solicitation of Employees. For a period of three years after the Closing Date, the Vendor shall not solicit or offer employment to or retain as an independent contractor any of the employees or independent contractors of the Purchaser.

6.6

Non-Solicitation of Customers. For a period of three years after the Closing Date, neither the Vendor nor the Shareholder shall solicit, approach or sell to entities that were customers of the Business as of the Closing Date other than for the direct benefit of Purchaser. Notwithstanding the immediately preceding sentence, Shareholder may solicit, approach and sell to such entities with respect to engineering-related GIS products and services and any other products and services other than (a) CAMA, property tax and assessment systems and related services and (b) any other products, services or activities in whole or in part provided by Purchaser in the ordinary course of its business.

6.7	Termination of Existing Confidentiality Agreement. Effective as of the Time of Closing, the existing Confidentiality Agreement between Vendor and Purchaser is terminated.

7.0	GENERAL

7.1

Temporary Premises. Purchaser shall have the right to occupy Vendor's current leased premises at 8136 Castleton Road, Indianapolis, Indiana through December 1, 2005. Purchaser shall reimburse Vendor in the amount of $4,000.00 for rent under the lease from the Closing Date through December 1, 2005.

7.2

Guaranty by Shareholder. By joining in this Agreement, the Shareholder guarantees to Purchaser the full and prompt performance (not just collection) by Vendor of all of Vendor's covenants, obligations and indemnities under this Agreement and any ancillary agreements. If Vendor does not perform a covenant or obligation under this Agreement or any ancillary agreement, the Shareholder shall promptly perform the covenant or obligation. This guaranty of the Shareholder is an absolute, irrevocable, primary, continuing, unconditional, and unlimited guaranty of performance and payment, and is not a guaranty of collection. This guaranty shall remain in full force and effect (and shall remain in effect notwithstanding any amendment to this Agreement) until all of Vendor's obligations have been paid, observed, performed, or discharged in full. Shareholder has full capacity, power, and authority to enter into this Agreement and to carry out the covenants and agreements specifically made by the Shareholder in this Agreement, and this Agreement is binding on the Shareholder and enforceable against the Shareholder in accordance with the terms of this Agreement.

7.3

Further Assurances. The Vendor and the Purchaser will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

7.4	Time of the Essence. Time is of the essence of this Agreement.

7.5

Fees. Each party hereto shall bear its own legal, accounting, due diligence, taxes and out-of-pocket costs and expenses incurred by each party hereto in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto.

7.6

Benefit of the Agreement. This Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement, this Agreement being for the exclusive benefit of the parties and their respective successors and assigns

7.7

Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

7.8

Amendments and Waivers. No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived. If so assigned, Purchaser hereby guarantees the prompt payment and performance of all obligations that have been assigned.

7.9

Assignment. This Agreement may not be assigned by the Vendor without the written consent of the Purchaser but may be assigned by the Purchaser without the consent of the other parties to an affiliate of the Purchaser provided that (i) such affiliate enters into a written agreement with the other parties to be bound by the provisions of this Agreement in all respects and to the same extent as the Purchaser is bound and (ii) the Purchaser remains liable for its obligations under this Agreement and the Note.

7.10

Notices. Any demand, notice or other communication to be given in connection with this Agreement will be given in writing and will be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To the Purchaser:

c/o Manatron, Inc. 510 East Milham Portage, MI 49002 Attention: Paul Sylvester, President

To the Vendor:

c/o Beam, Longest and Neff Castleton Road Indianapolis, Indiana 46250 Attention: Jim Longest, President

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication may not be mailed but must be given by personal delivery or by electronic communication.

7.11

Counterparts. This Agreement may be executed by the parties in separate counterparts each of which when so executed and delivered (by facsimile transmission or otherwise) shall be an original, but all such counterparts shall together constitute one and the same instrument.

7.12

Announcements. All announcements, public notices and any other communication regarding this Agreement and the transactions contemplated hereby to be made by the Vendor must be reviewed in advance by the Purchaser and approved by the Purchaser.

7.13	Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of Michigan applicable therein without regard to its laws of conflict of laws.

* * *

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

MANATRON, INC.

By:	/s/ Paul Sylvester
Name: Paul Sylvester Title: President/CEO

PLEXIS GROUP, L.L.C

By:	/s/ Thomas Longest
Name: Thomas Longest Title: President

By:	/s/ James Longest
Name: James Longest Title: CEO

BEAM, LONGEST & NEFF, LLC

By:	/s/ Thomas Longest
Name: Thomas Longest Title: Secretary/Treasurer

By:	/s/ James Longest
Name: James Longest Title: President

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
Witness	)
)
)
Witness	)
)